Exhibit 99.1

LIBERTY GLOBAL ANNOUNCES MANAGEMENT CHANGE IN GERMANY

LUTZ SCHüLER TO BE APPOINTED

MANAGING DIRECTOR, UNITYMEDIA

Englewood, Colorado — December 21, 2010: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), is pleased to announce the appointment of Lutz Schüler to the position of Managing Director of Unitymedia GmbH (“Unitymedia”), Liberty Global’s cable operations in Germany, effective January 1, 2011. Lutz will report to Diederik Karsten, Managing Director, European Broadband Operations. He is succeeding Gene Musselman who has been serving as CEO since early 2010 and who is retiring from his role as President and COO of UPC Broadband at the end of this year.

Lutz Schüler (42) brings to the Company a breadth of experience in the telecom industry. He has served in several senior management roles with the Telefónica O2 group since 1998, most recently leading the integration of Hansenet Telekommunication GmbH as its CEO in Hamburg, when it was acquired by Telefónica O2 in early 2010. From 2006 to 2010, he was Managing Director, Marketing & Sales for Telefónica O2 in Germany. Before joining Telefónica O2 in 1998, Lutz worked with VIAG Interkom GmbH and T-Mobil.

Diederik Karsten, Managing Director European Broadband Operations, said: “I am delighted to welcome Lutz to our European management team. Lutz has a great track record in the German telecom market, with many years of strategic and operational experience and a proven track record in generating growth with a wide range of products. He served as a senior management member of one of Germany’s most advanced mobile and broadband operators and has a hands-on reputation in running complex organizations. I am convinced he will make a valuable contribution to Unitymedia’s management team. I also want to thank Gene Musselman for his relentless commitment in the past year to oversee the integration of Unitymedia into Liberty Global’s European broadband operations.”

Commenting on his appointment, Lutz Schüler, Managing Director, said: “I am very excited about my appointment and I am looking forward to the opportunity to contributing to Unitymedia’s continued success and growing the company and its operations.”

Biography information Lutz Schüler:

Lutz Schüler spent 12 years at the Telefónica O2 group, most recently as CEO of HanseNet Telekommunikation. In this position he was responsible for rebuilding a new management team, turning around the company from a shrinking customer base and revenue back to growth and preparing the integration and restructuring into Telefónica O2. Prior to that he was at Telefónica O2, holding the positions of Managing Director Marketing & Sales with responsibility for the consumer business, building innovations like “o2o”, as well as Member of the Board, SVP Product Management and Strategy, managing the corporate business. At Telefónica O2, he was also Manager Product & Strategy and Manager Content, Commerce & Applications. Before joining Telefónica O2 in 1998, Lutz was a Product Manager at T-Mobil. Lutz took an apprenticeship as a banker at Westdeutsche Genossenschafts-Zentralbank in Düsseldorf and graduated with a Master degree in Business Administration from the University of Augsburg.

About Unitymedia

Unitymedia is Germany’s second largest provider of media and communication services via broadband cable and a subsidiary of Liberty Global Inc. The company provides analog and digital cable television services as well as internet and telephony services to its customers who reside in Unitymedia’s upgraded network area in the federal states of North Rhine-Westphalia and Hesse. As of September 30, 2010, Unitymedia served approximately 4.5 million video subscribers (including 1.5 million digital video RGUs), 726,000 internet RGUs and 726,000 telephony RGUs over a broadband communications network that passed approximately 8.8 million homes.

For more information, please visit www.unitymedia.de

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of September 30, 2010, Liberty Global operated state-of-the-art networks serving 18 million customers across 14 countries principally located in Europe, Chile and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Molly Bruce	+1 303.220.4202	Bert Holtkamp	+31 20.778.9800